Exhibit 99.1

Arrow Electronics Reports Second-Quarter Earnings Ahead of Revised Expectations

-- Cash Flow from Operations Exceeds $300 Million --

-- Announces an Additional $100 Million in Annual Cost Savings --

MELVILLE, N.Y.--(BUSINESS WIRE)--July 29, 2009--Arrow Electronics, Inc. (NYSE:ARW) today reported second-quarter 2009 net income of $21.1 million ($.18 per share on both a basic and diluted basis) on sales of $3.39 billion, compared with net income of $96.2 million ($.79 per share on both a basic and diluted basis) on sales of $4.35 billion in the second quarter of 2008. Sales decreased 22 percent year over year. Pro forma to include the impact of the acquisition of LOGIX S.A. (“LOGIX”), sales decreased 23 percent year over year.

The company's results for the second quarters of 2009 and 2008 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended July 4, 2009, would have been $37.2 million ($.31 per share on both a basic and diluted basis) and net income for the quarter ended June 30, 2008, would have been $102.1 million ($.84 per share on both a basic and diluted basis).

“This quarter’s results were at the high end of our updated expectations, and we delivered on our commitment to radically simplify the business while remaining focused on our long-term goals. We continue to invest in opportunities to enhance our growth and enable us to become a more efficient and productive organization, despite the challenges of a weakening economy,” said Michael J. Long, chief executive officer. “Our cash flow generation remains exceptional, with more than $300 million in cash from operations generated in the second quarter and over $1 billion in the last 12 months, which enables us to capitalize on opportunities that present themselves.”

Global enterprise computing solutions (“ECS”) sales of $1.12 billion decreased 19 percent year over year. Pro forma to include the impact of the acquisition of LOGIX, sales decreased 24 percent year over year. “ECS sales were at the low end of our expectations, due to lower demand and IT spending, as capital-intensive projects continue to be highly scrutinized. With strong operating margins and cash flow, we remain confident that our strategy of portfolio diversification will continue to provide benefits, as the need for complex technology systems to provide security and storage solutions has not diminished despite the macro headwinds,” Mr. Long said.

Global components sales of $2.27 billion decreased 23 percent year over year. “In global components, our revenue results exceeded the midpoint of our expectations, driven by strength in Asia as well as a solid finish to the month of June for our North American business. The European economies remain weak and we continue to see significant year-over-year declines in the pace of business activity,” Mr. Long said.

“While pleased with our second-quarter performance, we also realize that the cost savings we have generated to date have not been enough to offset both the sales declines and margin pressure we have experienced during this downturn,” added Paul J. Reilly, executive vice president and chief financial officer. “Given the market realities we are faced with, we have an additional $100 million in annual cost reductions that are expected to be implemented in the second half of 2009, primarily in our European operations. We believe these actions are necessary to properly position our company to move forward with our long-term objectives, and should result in business simplification and alignment with market opportunities.”

The company's results for the second quarter of 2009 and 2008 include the items outlined below that impact their comparability:

  During the second quarter of 2009, the company recorded restructuring and integration charges of $19.3 million ($16.1 million net of related taxes or $.13 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies.
  During the second quarter of 2008, the company recorded restructuring and integration charges of $8.2 million ($5.9 million net of related taxes or $.05 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies.

SIX-MONTH RESULTS

Arrow’s net income for the first six months of 2009 was $47.8 million ($.40 per share on both a basic and diluted basis) on sales of $6.81 billion, compared with net income of $182.1 million ($1.49 and $1.48 per share on a basic and diluted basis, respectively) on sales of $8.38 billion in the first six months of 2008. Sales in the first six months of 2009 decreased 19 percent year over year. Pro forma to include the impact of the acquisition of LOGIX, sales decreased 21 percent year over year.

Net income for the first six months of 2009 includes restructuring and integration charges of $43.3 million ($32.2 million net of related taxes or $.27 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies. Excluding these items, net income would have been $80.0 million ($.67 per share on both a basic and diluted basis) for the first six months of 2009.

Net income for the first six months of 2008 includes restructuring and integration charges of $14.7 million ($10.1 million net of related taxes or $.08 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and a charge, including legal fees, related to a preference claim from 2001 of $12.9 million ($7.8 million net of related taxes or $.06 per share on both a basis and diluted basis). Excluding these items, net income would have been $200.0 million ($1.64 and $1.63 per share on a basic and diluted basis, respectively) for the first six months of 2008.

GUIDANCE

“Looking ahead, we believe that total third-quarter sales will be between $3.1 and $3.7 billion, with global component sales between $2.1 and $2.5 billion and global enterprise computing solutions sales between $1.0 and $1.2 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $.25 to $.37. Our guidance assumes that the average Euro to USD exchange rate for the third quarter is 1.41 to 1, compared with an average exchange rate of 1.50 to 1 in the third quarter of 2008,” Mr. Reilly said.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 800 suppliers and 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 53 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives and certain legal matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)

	Quarter Ended		Six Months Ended
	July 4, 2009	June 30, 2008	July 4, 2009	June 30, 2008
	(unaudited)		(unaudited)

Operating income, as reported	$51,198	$164,958	$112,435	$309,101
Restructuring and integration charge	19,252	8,196	43,270	14,674
Preference claim from 2001	-	-	-	12,941
Operating income, as adjusted	$70,450	$173,154	$155,705	$336,716

Net income attributable to shareholders, as
reported	$21,097	$96,215	$47,838	$182,086
Restructuring and integration charge	16,124	5,929	32,193	10,088
Preference claim from 2001	-	-	-	7,822
Net income attributable to shareholders, as
adjusted	$37,221	$102,144	$80,031	$199,996

Net income per basic share, as reported	$.18	$.79	$.40	$1.49
Restructuring and integration charge	.13	.05	.27	.08
Preference claim from 2001	-	-	-	.06
Net income per basic share, as adjusted	$.31	$.84	$.67	$1.64

Net income per diluted share, as reported	$.18	$.79	$.40	$1.48
Restructuring and integration charge	.13	.05	.27	.08
Preference claim from 2001	-	-	-	.06
Net income per diluted share, as adjusted	$.31	$.84	$.67	$1.63
The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Quarter Ended		Six Months Ended
	July 4, 2009	June 30, 2008	July 4, 2009	June 30, 2008
	(unaudited)		(unaudited)

Sales	$3,391,823	$4,347,477	$6,809,251	$8,375,968
Costs and expenses:
Cost of products sold	2,989,629	3,735,006	5,976,061	7,177,206
Selling, general and administrative expenses	315,028	421,839	644,142	827,351
Depreciation and amortization	16,716	17,478	33,343	34,695
Restructuring and integration charge	19,252	8,196	43,270	14,674
Preference claim from 2001	-	-	-	12,941
	3,340,625	4,182,519	6,696,816	8,066,867
Operating income	51,198	164,958	112,435	309,101
Equity in earnings of affiliated companies	1,027	932	1,350	3,286
Interest and other financing expense, net	17,082	24,129	40,117	49,201
Income before income taxes	35,143	141,761	73,668	263,186
Provision for income taxes	14,061	45,418	25,850	80,938
Consolidated net income	21,082	96,343	47,818	182,248
Noncontrolling interests	(15)	128	(20)	162
Net income attributable to shareholders	$21,097	$96,215	$47,838	$182,086
Net income per share:
Basic	$.18	$.79	$.40	$1.49
Diluted	$.18	$.79	$.40	$1.48
Average number of shares outstanding:
Basic	119,783	121,379	119,675	122,078
Diluted	120,317	122,157	120,042	122,996

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	July 4,	December 31,
	2009	2008(A)
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$908,427	$451,272
Accounts receivable, net	2,536,391	3,087,290
Inventories	1,359,258	1,626,559
Prepaid expenses and other assets	193,709	180,647
Total current assets	4,997,785	5,345,768
Property, plant and equipment, at cost:
Land	25,021	25,127
Buildings and improvements	145,772	147,138
Machinery and equipment	757,523	698,156
	928,316	870,421
Less: Accumulated depreciation and amortization	(479,244)	(459,881)
Property, plant and equipment, net	449,072	410,540
Investments in affiliated companies	49,930	46,788
Cost in excess of net assets of companies acquired	901,998	905,848
Other assets	404,777	409,341
Total assets	$6,803,562	$7,118,285
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,185,400	$2,459,922
Accrued expenses	342,530	455,547
Short-term borrowings, including current portion of
long-term debt	44,582	52,893
Total current liabilities	2,572,512	2,968,362

Long-term debt	1,216,439	1,223,985
Other liabilities	248,489	248,888
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2009 and 2008
Issued – 125,286 and 125,048 shares in 2009 and 2008,
respectively	125,286	125,048
Capital in excess of par value	1,041,066	1,035,302
Treasury stock (5,678 and 5,740 shares in 2009 and
2008, respectively), at cost	(186,307)	(190,273)
Retained earnings	1,618,843	1,571,005
Foreign currency translation adjustment	190,504	172,528
Other	(23,594)	(36,912)
Total shareholders' equity	2,765,798	2,676,698
Noncontrolling interests	324	352
Total equity	2,766,122	2,677,050
Total liabilities and equity	$6,803,562	$7,118,285
(A)	Effective January 1, 2009, the company adopted Statement of Financial Accounting Standards No. 160. To conform to the current period presentation, prior period balances of accumulated undistributed earnings related to noncontrolling interests in less-than-wholly owned subsidiaries were reclassified from other liabilities to a component of equity.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Quarter Ended
	July 4, 2009	June 30, 2008
	(unaudited)
Cash flows from operating activities:
Consolidated net income	$21,082	$96,343
Adjustments to reconcile consolidated net income to net cash provided by operations:
Depreciation and amortization	16,716	17,478
Amortization of stock-based compensation	7,690	4,175
Amortization of deferred financing costs and discount on
notes	563	570
Equity in earnings of affiliated companies	(1,027)	(932)
Deferred income taxes	7,159	1,623
Restructuring and integration charge	16,124	5,929
Excess tax benefits from stock-based compensation
arrangements	(1)	35
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(57,338)	(131,934)
Inventories	102,468	(56,375)
Prepaid expenses and other assets	(482)	(10,869)
Accounts payable	194,919	139,751
Accrued expenses	2,393	30,682
Other	(3,928)	4,628
Net cash provided by operating activities	306,338	101,104
Cash flows from investing activities:
Acquisition of property, plant and equipment	(35,557)	(37,026)
Cash consideration paid for acquired businesses	-	(199,716)
Proceeds from sale of facilities	1,153	-
Other	(183)	(84)
Net cash used for investing activities	(34,587)	(236,826)
Cash flows from financing activities:
Change in short-term borrowings	3,789	9,050
Repayment of revolving credit facility borrowings	-	(1,015,222)
Proceeds from revolving credit facility borrowings	1,024	1,133,893
Proceeds from exercise of stock options	283	1,487
Excess tax benefits from stock-based compensation arrangements	1	(35)
Repurchases of common stock	(72)	(98,240)
Net cash provided by financing activities	5,025	30,933
Effect of exchange rate changes on cash	13,146	(2,612)
Net increase (decrease) in cash and cash equivalents	289,922	(107,401)
Cash and cash equivalents at beginning of period	618,505	391,884
Cash and cash equivalents at end of period	$908,427	$284,483

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Six Months Ended
	July 4, 2009	June 30, 2008
	(unaudited)
Cash flows from operating activities:
Consolidated net income	$47,818	$182,248
Adjustments to reconcile consolidated net income to net cash provided by operations:
Depreciation and amortization	33,343	34,695
Amortization of stock-based compensation	13,047	9,674
Amortization of deferred financing costs and discount on
notes	1,110	1,142
Equity in earnings of affiliated companies	(1,350)	(3,286)
Deferred income taxes	17,667	(2,756)
Restructuring and integration charge	32,193	10,088
Preference claim from 2001	-	7,822
Excess tax benefits from stock-based compensation
arrangements	2,157	(231)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	546,654	155,545
Inventories	263,663	(127,723)
Prepaid expenses and other assets	(8,773)	(14,201)
Accounts payable	(253,465)	(157,095)
Accrued expenses	(143,462)	59,227
Other	(13,613)	(13,341)
Net cash provided by operating activities	536,989	141,808
Cash flows from investing activities:
Acquisition of property, plant and equipment	(72,369)	(69,371)
Cash consideration paid for acquired businesses	-	(273,114)
Proceeds from sale of facilities	1,153	-
Other	(272)	(208)
Net cash used for investing activities	(71,488)	(342,693)
Cash flows from financing activities:
Change in short-term borrowings	(7,389)	8,284
Repayment of revolving credit facility borrowings	(29,400)	(1,424,650)
Proceeds from revolving credit facility borrowings	29,280	1,543,677
Proceeds from exercise of stock options	837	2,834
Excess tax benefits from stock-based compensation arrangements	(2,157)	231
Repurchases of common stock	(2,145)	(102,661)
Net cash provided by (used for) financing activities	(10,974)	27,715
Effect of exchange rate changes on cash	2,628	9,922
Net increase (decrease) in cash and cash equivalents	457,155	(163,248)
Cash and cash equivalents at beginning of period	451,272	447,731
Cash and cash equivalents at end of period	$908,427	$284,483

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands)

	Quarter Ended		Six Months Ended
	July 4, 2009	June 30, 2008	July 4, 2009	June 30, 2008
	(unaudited)		(unaudited)

Sales:
Global components	$2,271,570	$2,958,201	$4,616,582	$5,880,444
Global ECS	1,120,253	1,389,276	2,192,669	2,495,524
Consolidated	$3,391,823	$4,347,477	$6,809,251	$8,375,968

Operating income (loss):
Global components	$57,993	$147,053	$134,091	$307,631
Global ECS	34,461	61,111	66,487	91,784
Corporate (a)	(41,256)	(43,206)	(88,143)	(90,314)
Consolidated	$51,198	$164,958	$112,435	$309,101
(a)	Includes restructuring and integration charges of $19.3 million and $43.3 million for the second quarter and first six months of 2009 and $8.2 million and $14.7 million for the second quarter and first six months of 2008, respectively. Also includes a charge of $12.9 million related to the preference claim from 2001 for the first six months of 2008.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications